Exhibit 99.1

Sipex Completes $7 Million Private Loan Financing

Thursday January 19, 5:55 pm ET

MILPITAS, Calif., Jan. 19 /PRNewswire-FirstCall/ — Sipex Corporation (OTC: SIPX.PK - News) announced that it has completed a $7 million private loan financing in which it issued a 9% Secured Note with Convertible Interest Due January 19, 2008 to Rodfre Holdings LLC, an affiliate of Alonim Investments Inc., Sipex’s principal shareholder. The issuance of the Note was not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from the registration requirements.

“This additional funding allows the company to continue in building a lasting analog business,” said CEO Ralph Schmitt.

The Note is secured by a deed of trust on Sipex’s headquarters property located in Milpitas, California. Accrued interest on the Note is convertible into common stock of the company at the option of the holder on January 19, 2007 and January 19, 2008. The conversion price will be the volume weighted average price for sales of the common stock on the Pink Sheets electronic trading market during the twenty trading day period prior to the date of conversion. The holder of the Note can require repayment of the Note in the event of a change of control of Sipex or the sale of the property subject to the deed of trust. The Note is subject to customary events of default. Furthermore, it is also an event of default if Sipex fails to obtain court approval in respect of its proposed class action settlement or if more than 20% of the class members opt out of the settlement.

“We continue to improve the capital efficiency of the company as we fund our move to a fabless model,” commented CFO Ray Wallin. “We expect to use these funds to support product development and go-to-market initiatives throughout 2006.”

About Sipex

Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (IC). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional offices in Belgium, Canada, China, Germany, Japan and Taiwan. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit www.sipex.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements that include, without limitation, statements regarding Sipex’s product development initiatives and statements about Sipex’s strategic transition to become a fabless semiconductor manufacturer. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the possibility that Sipex will face unforeseen challenges in its transition to a fabless model, will not have sufficient funds to fully finance its go-to-market product initiative or that the general economic conditions within the semiconductor design and manufacturing industry will adversely affect Sipex’s business and market opportunities.

For Further Information Contact:

Clyde Ray Wallin

Chief Financial Officer

Phone: 408-934-7500

Fax: 408-935-7600